Patent Transfer Agreement

Patent title:	Composite for Lyophilized Powder of Atracurium
Patent number:	ZL 200710127756.2
Transferor:	Lequn Huang, Lei Wang
Address:	1-2403, 80 Longyuan Rd. N, Nanjing, Jiangsu 210000, P.R.China

Transferee:	Sinobiopharma, Inc.
Dong Ying (Jiangsu) Pharmaceutical Co. Ltd.
Address:	8 Zhongtian Rd., Nantong Economic and Technological Development Area, Nantong, Jiangsu 226009, P.R.China
Place of Signing:	Nanjing, Jiangsu, P.R.China
Date of Signing:	December 22, 2009

Introduction

-- Whereas, Dr. Lequn Huang and Lei Wang (jointly, the ”Transferors”, and individually, a “Transferor”), own the patent of "Composition for Lyophilized Powder of Atracurium", patent number 200710127756.2, publication number 101084896A, notification number i100531734C, with an application date of June 26th, 2007, authorization date of August 26th, 2009, publication date of December 12th, 2007, and the patent term of 20 years (expiration date is June 25th, 2027) (the “Patent”).

-- Whereas, Dong Ying (Jiangsu) Pharmaceutical Co. Ltd. (the Transferee”), desires to acquire the Patent.

-- Whereas, the Transferors consent to transfer, sell and assign the patent right they own to the Transferee.

Both parties hereby agree as follows:

Section 1. The documents transferred

1. All patent application documents submitted to State Intellectual Property Office of the People's Republic of China，including patent specification, claims, attached figure, abstract and abstract attached figure, petition, opinion statement and bibliographic data change, examination and approval decision of recovery of right after loss of the right, and others.

2. All documents issued to the Transferors by State Intellectual Property Office of the People's Republic of China, including notice of acceptance, intermediate files，authorization decision and certificate of patent.

3. Any contracts licensing the implementation of the Patent, issued by the Transferors to any third party, including any and all appendices to the contract(s).

4. All documents recognized by State Intellectual Property Office of the People's Republic of China that support the validation of the Patent, including the voucher to pay for any annual fees for the Patent, or a decision to maintain the effectiveness of the Patent by State Intellectual Property Office of the People's Republic of China or Patent Re-examination Board or a people's court.

5. All documents issued by a governing authority or the related executive department of the State Council to approve assignment.

Section 2. Time and place for delivering the documents

1. Time to deliver documents

The Transferors to deliver all documents mentioned in Section 1 of this agreement to the Transferee within 10 days after this contract (the “Agreement”) is signed by both parties

2. The place to deliver documents

    The place to deliver all documents is the location of the Transferee.

Section 3. Payment term

    The total price of the Patent is eight million (8,000,000) newly issued shares of common stock (the “Common Shares”) and such number of shares of preferred stock (the “Preferred Shares”) that bears approximately 51% voting power of Sinobiopharma, Inc. (the “Company”) (the Common Shares and Preferred Shares, collectively referred to herein as the “Securities”), the receipt and sufficiency of which the parties acknowledge. The purchase price shall be allocated to the Transferors as follows:

1.	Within ten (10) days of execution of this Agreement, eight million (8,000,000) shares of common stock of the Company will be paid to Lei Wang as consideration for his interest in the Patent.

2.
Prior to issuance of the preferred stock to Dr. Lequn Huang, the Company shall undertake its commercially reasonable best efforts to (i) seek shareholder, board, and relevant governmental approval to authorize a class of blank check preferred stock, and (ii) following the effectiveness of the corporate action described in this Section 2.2(i), designate a series of preferred stock with supervoting rights. Within ten (10) days of designating a series of preferred stock pursuant to the relevant state and Federal corporate and securities laws and regulations, the Company shall issue such number of shares of preferred stock of the Company as to give Lequn Huang approximately 51% of the voting rights and 0% of the equity rights of the Company.

Section 4.  Representations and warranties

1.	Transferors hereby severally not jointly represent and warrant that:

(a)
The Transferors have the legal right and requisite power and authority to make and enter into this Agreement, and to perform its obligations hereunder and to comply with the provisions hereof. The execution, delivery and performance of this Agreement by each Transferor has been duly authorized by all necessary Transferee action on its part. This Agreement has been duly executed and delivered by Transferor and constitute the valid and binding obligation of each Transferor enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefore may be brought.

(b)
The execution, delivery and performance of this Agreement by each Transferor and the compliance by each Transferor with the provisions hereof, do not and will not (with or without notice or lapse of time, or both) conflict with, or result in any violation of, or default under, or give rise to any right of termination, cancellation or acceleration of any obligation under any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to each Transferor or any of its properties or assets, other than any such conflicts, violations, defaults, or other effects which, individually or in the aggregate, do not and will not prevent, restrict or impede Transferor’s performance of its obligations under and compliance with the provisions of this Agreement and the other transaction documents executed in connection herewith.

(c)
No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental or regulatory authority or any other person or entity (other than any of the foregoing which have been obtained and, at the date in question, are then in effect) is required under existing laws as a condition to the execution, delivery or performance of this Agreement by each Transferor.

(d)
Each Transferor understands that the Common Shares are, and the Preferred Shares, when issued, will be, “restricted securities” and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any applicable state securities law and is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities (this representation and warranty not limiting such Transferor’s right to sell the Securities pursuant to a registration statement or otherwise in compliance with applicable federal and state securities laws) in violation of the Securities Act or any applicable state securities law.  Such Transferor is acquiring the Securities hereunder in the ordinary course of its business and not with a view to resale or distribution.

(e)
Each Transferor, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment.

(f)
Each Transferor, as of the date hereof, is, and on each date on which it acquires or converts his Securities will be either: (i) an “accredited investor” as defined in Rule 501(a) under the Securities Act; (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act; or (iii) an investor not not acquiring the Securities as a result of, and will not itself engage in, any “directed selling efforts” (as defined in Regulation S (“Regulations S”) promulgated by the United States Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) in the United States in respect of the Securities which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of the Securities; provided, however, that the Transferor may sell or otherwise dispose of the Securities in accordance with applicable law.

2.
Lequn Huang hereby represents, warrants, covenants and agrees that should the Company by reason of failure after commercially reasonable best efforts to obtain sufficient shareholder or governmental approval to authorize any blank check preferred stock, he hereby waives his right to use of the dispute provisions under Section 7.2 of this Agreement.

3.	Transferee hereby represents and warrants that:

(a)
Transferee has the legal right and requisite power and authority to make and enter into this Agreement, and to perform its obligations hereunder and to comply with the provisions hereof. The execution, delivery and performance of this Agreement by Assignee have been duly authorized by all necessary corporate action on its part. The execution, delivery and performance of this Agreement by Transferee do not and will not contravene the charter, bylaws or other organizational documents of Assignee. This Agreement has been duly executed and delivered by Transferee and constitutes the valid and binding obligation of Transferee enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefore may be brought.

(b)
The execution, delivery and performance of this Agreement by Transferee and the compliance by Transferee with the provisions hereof and thereof, do not and will not (with or without notice or lapse of time, or both) conflict with, or result in any violation of, or default under, or give rise to any right of termination, cancellation or acceleration of any obligation under any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Assignee or any of its properties or assets, other than any such conflicts, violations, defaults, or other effects which, individually or in the aggregate, do not and will not prevent, restrict or impede Transferee’s performance of its obligations under and compliance with the provisions of this Agreement and the other transaction documents executed in connection herewith.

(c)
No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental or regulatory authority or any other person or entity (other than any of the foregoing which have been obtained and, at the date in question, are then in effect) is required under existing laws as a condition to the execution, delivery or performance of this Agreement by Transferee.

Section 5. Transition period

    1. The Transferors should maintain the validity of the Patent from the date of this Agreement is signed to the date of registration in the Transferee’s name as approved by the State Patent Office. During this period, any annual or maintenance fees of the Patent should be paid by the Transferors.

     2. If the Transferors or Transferee cannot fulfill this Agreement because of a force majeure, this Agreement is terminated automatically.

Section 5. Penalties for Violation

1.	For Transferors:

If the Transferors refuse to deliver all the documents specified in Section 1 of this Agreement or refuse to transfer the Patent under the terms and provisions of this Agreement, Transferee is entitled to terminate this Agreement and require the Transferors to transfer back any consideration paid to the Transferors plus a penalty payment of RMB100,000 to Transferors.

2.	For Transferee:

If Transferee fails to pay the consideration specified in this Agreement, the Transferors have the right to terminate this Agreement and request the Transferee to return all documents plus a penalty fee of RMB100,000 to Transferors.

Section 6.  Further Assurances.

Each party to this Agreement agrees to execute, acknowledge, deliver, file and record, and to cause to be executed, acknowledged, delivered, filed and recorded, such further certificates, instruments, and documents and to do, and cause to be done, all such other acts and things, as may be required by law, or as may, in the reasonable opinion of the other party hereto, be necessary or advisable to carry out the purposes of this Agreement.

Section 7.  Disputes

    1. All parties should amicably negotiate to solve the disputes by themselves if any dispute happens during this Agreement period.

2. If the disputes cannot be solved by negotiation, any party may appeal for the Administrative Authority for Patent Affairs, or appeal to higher authority court.

Section 8. Validation conditions of the agreement

    This Agreement becomes effective after both parties have signed.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in duplicate originals by its duly authorized officers or representatives.

Transferors:	Transferee:

/s/ Lei Wang Lei Wang

/s/ Lequn Huang	/s/ Dong Ying (Jiangsu) Pharmaceutical Co. Ltd.
Lequn Huang	Dong Ying (Jiangsu) Pharmaceutical Co. Ltd.

December 22, 2009	December 22, 2009

The undersigned agrees to be bound by the provisions of Section 3 of the foregoing Agreement.

SINOBIOPHARMA, INC.

By: /s/ Lequn Huang
Name: Lequn Huang
Title:  Chief Executive Officer